exhibit 99.1

For Immediate Release
WM Announces Second Quarter Earnings

Disciplined Pricing and Cost Optimization Lead to Strong Expansion in Operating EBITDA Margin
					FOR MORE INFORMATION
Houston — Jul. 25, 2023 — WM (NYSE: WM) today announced financial results for the quarter ended June 30, 2023.					Waste Management

	Three Months Ended		Three Months Ended		Website www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Werner media@wm.com
	June 30, 2023 (in millions, except per share amounts)		June 30, 2022 (in millions, except per share amounts)

	As Reported	As Adjusted(a)	As Reported	As Adjusted(a)

Revenue	$5,119	$5,119	$5,027	$5,027

Income from Operations	$944	$946	$890	$907

Operating EBITDA(b)	$1,465	$1,467	$1,398	$1,415

Operating EBITDA Margin	28.6%	28.7%	27.8%	28.1%

Net Income(c)	$615	$617	$587	$599

Diluted EPS	$1.51	$1.51	$1.41	$1.44

“Our solid results in the second quarter reflect our continued focus on disciplined pricing and cost optimization across our business,” said Jim Fish, WM’s President and Chief Executive Officer. “This focus delivered a 60-basis-point expansion in adjusted operating EBITDA margin in the quarter, driven by the collection and disposal business and strong SG&A cost control.”(a)

Fish continued, “Our teams have executed well during the first half of 2023, delivering solid results despite persistent inflation in many cost categories, lower-than-anticipated renewable energy prices, and slower-than-planned event-driven volumes. Considering these market-driven impacts and Hurricane Ian clean-up volumes that were significantly lower than expected, we are well positioned to deliver strong growth in the back half of the year as these pressures abate. We are pleased that our disciplined pricing is keeping pace with rising costs, we are achieving meaningful improvements in frontline turnover, and we are driving leverage on the SG&A expense line. Our teams also continue to execute on our sustainability growth strategy, as three sustainability growth projects came online during the quarter.”

Key Highlights for the SECOND Quarter OF 2023

Revenue

•	Core price for the second quarter of 2023 was 6.9% compared to 7.5% in the second quarter of 2022.(d)
•	Collection and disposal yield was 5.8% in the second quarter of 2023 compared to 6.2% in the second quarter of 2022.

•	Total Company and collection and disposal volumes each increased 0.2% in the second quarter of 2023 compared to 1.6% and 2.3%, respectively, in the second quarter of 2022.

Cost Management

•	Operating expenses as a percentage of revenue were 62.2% in the second quarter of 2023 compared to 62.5% in the second quarter of 2022. On an adjusted basis, operating expenses as a percentage of revenue improved 20 basis points to 62.2% in the second quarter of 2023 from 62.4% in the second quarter of 2022.(a)
•	SG&A expenses were 9.1% of revenue in the second quarter of 2023 compared to 9.7% in the second quarter of 2022. SG&A expenses as a percentage of revenue improved 30 basis points in the second quarter of 2023 from 9.4%, on an adjusted basis, in the second quarter of 2022.(a)

Profitability

•	Operating EBITDA in the Company’s collection and disposal business, adjusted on the same basis as total Company operating EBITDA, increased by approximately $95 million to $1.63 billion for the second quarter of 2023. Operating EBITDA as a percentage of revenue in the Company’s collection and disposal business was 31.6% for the second quarter of 2023 compared to 31.2% for the second quarter of 2022.(e)
•	Operating EBITDA in the Company’s recycling line of business declined by $41 million compared to the second quarter of 2022. The decline was driven by the approximately 55% decrease in market prices for single-stream recycled commodities. The Company’s automated facilities continue to see strong improvements in product quality, throughput, and labor costs, which is mitigating some of the recent commodity price pressures on earnings.
•	Operating EBITDA in the Company’s renewable energy business declined by $22 million compared to the second quarter of 2022, primarily driven by decreases in the value of renewable fuel standard credits and lower energy prices.

Free Cash Flow & Capital Allocation

	Three Months Ended
	June 30, (in millions)
	2023	2022
Net cash provided by operating activities	$1,030	$1,047
Capital expenditures to support the business	(459)	(485)
Proceeds from divestitures of businesses and other assets, net of cash divested	35	6
Free cash flow without sustainability growth investments	606	568
Capital expenditures - sustainability growth investments	(61)	(65)
Free cash flow	$545	$503

•	During the second quarter of 2023, $553 million was returned to shareholders, including $283 million of cash dividends and $270 million of share repurchases.

SUSTAINABILITY GROWTH PROGRAM UPDATE

•	As the Company advances its sustainability growth investments, management continues to expect that the projects will deliver approximately $740 million in incremental annual adjusted operating EBITDA contributions beginning in 2026, with approximately $500 million coming from renewable energy investments and approximately $240 million coming from recycling investments, with adjustments expected in the timing of adjusted operating EBITDA contributions from sustainability growth investments in the interim years leading up to 2026.(a)

•	Due to customary construction and permitting delays for certain projects, sustainability growth capital spending in 2023 is expected to be about $200 million lower than previously anticipated, with an increase in later years due to this timing shift, inflation, and other factors.
•	In June, the U.S. EPA finalized renewable fuel volume obligations for 2023 through 2025, providing visibility and stability to the market for renewable fuel standard credits. Higher demand for renewable natural gas as a transportation fuel strongly supports the blended average pricing assumption of $26/MMBtu used to develop our investment strategy and strengthens the case for potential upside.
•	In the second quarter, WM opened its Eco Vista renewable natural gas (RNG) facility in Springdale, Ark., the sixth WM-owned RNG facility and the second of the Company’s planned 20 projects in its sustainability growth program.
•	In the second quarter, the Company completed two recycling growth projects, including technology and automation upgrades at its recycling facility in Surprise, Ariz. and the opening of a recycling facility in the Greater Toronto area. The Company’s recycling investments lower labor and processing costs, improve efficiency, and enhance material quality, driving benefits in any commodity market.
•	The Company is focused on executing its sustainability growth strategy as these investments are an important part of WM’s growth trajectory, and management is excited about the long-term value these projects will create for the Company’s customers and shareholders.

REVISED 2023 OUTLOOK

With half of the year complete, the Company is updating its full-year outlook to modestly adjust its expectations for 2023. The revised financial outlook considers first half results relative to plan as well as a change in outlook for the second half of the year primarily due to expectations for slower recycled commodity price recovery and lower event-driven volumes.

•	Total Company revenue growth is expected to be between 3.25% and 4.25%, which is lower than prior expectations by 100 basis points at the midpoint. This revision is largely related to the sustainability businesses where electricity and natural gas prices are lower than expected and recycled commodity prices are now expected to be lower during the second half of the year than initially planned. Further, revenue contributions from recycling acquisitions are evolving at a slower pace than expected.
•	WM’s core price outlook remains strong at between 6.5% and 7.0%. Conversion of core price to yield is exceeding expectations and the Company now expects collection and disposal yield to exceed 5.5%.(d)
•	The Company’s overall collection and disposal volume outlook is unchanged and expected to be flat to 2022, though stronger volume contributions are expected from the Company’s strategic accounts business while event-driven landfill volumes are developing slower than planned.(d)
•	Adjusted operating EBITDA is expected to be between $5.775 and $5.875 billion in 2023, which is below prior expectations by $75 million, or about 1%, at the midpoint, with about half of the decline attributed to the sustainability businesses and the remainder due to lower event-driven volumes.(a)
•	Pricing and cost optimization efforts remain on track to deliver targeted improvement in adjusted operating EBITDA margin of at least 40 basis points for the year. At the midpoint of the guidance range, adjusted operating EBITDA margin is expected to be 28.5%, an increase of 50 basis points compared to 2022.(a)
•	The operating EBITDA contributions from the recycling and renewable energy businesses are expected to be between $115 and $135 million lower than 2022, which compares to the Company’s original outlook of a year-over-year decline of $70 to $100 million.(f)
•	Free cash flow is projected to be between $1.675 and $1.775 billion, which is above prior expectations by $175 million at the midpoint. The increase in free cash flow is primarily driven by lower-than-expected capital spending on sustainability growth investments due to a delay in the timing of certain construction projects. Free cash flow excluding targeted sustainability growth investments is expected to be between $2.575 and $2.675 billion, essentially in line with prior guidance.(a)

“As we move into the back half of 2023, we remain focused on cost optimization, efficiency improvements, and solid execution on pricing to overcome top-line pressures from lower recycling commodity prices and slower than expected event-driven volumes. We expect this focus to continue to translate into strong margin expansion,” Fish concluded.

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(a)	The information labeled as adjusted in this press release, as well as free cash flow, are non-GAAP measures. Please see "Non-GAAP Financial Measures" below and the reconciliations in the accompanying schedules for more information.

(b)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly-titled measures reported by other companies.

(c)	For purposes of this press release, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(d)	Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

(e)	In the first quarter of 2023, the Company updated its collection and disposal operating EBITDA calculation with a more accurate allocation of costs to this line of business. The Company has restated the prior periods to be consistent with the current year presentation.

(f)	The Company’s updated 2023 outlook includes an average recycled commodity price of about $60 per ton in 2023, which is a year-over-year decline of about 40% and compares to previous expectations of $70 per ton. The updated 2023 outlook includes the following renewable energy prices: an average value of renewable fuel standard credits of approximately $2.40, which is a year-over-year decline of more than 20% and compares to previous expectations of $2.30; an average natural gas price of about $2.35 per MMBtu, which is a year-over-year decline of nearly 60% and compares to previous expectations of $3.60 per MMBtu; and an average electricity price of about $65 per megawatt hour, which is a year-over-year decline of about 10% and compares to previous expectations of about $70 per megawatt hour.

The Company will host a conference call at 10 a.m. ET on July 26, 2023 to discuss the second quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

Listeners can access a live audio webcast of the conference call by visiting investors.wm.com and selecting “Events & Presentations” from the website menu. A replay of the audio webcast will be available at the same location following the conclusion of the call.

Conference call participants must register to obtain their dial in and passcode details. This streamlined process improves security and eliminates wait times when joining the call.

about wm

WM (WM.com) is North America's leading provider of comprehensive environmental solutions. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. The company, through its subsidiaries, provides collection, recycling, and disposal services to millions of residential, commercial, industrial, and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics, and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them achieve their sustainability goals. WM has the largest disposal network and collection fleet in North America, is the largest recycler of post-consumer materials, and is the leader in beneficial use of landfill gas, with a growing network of renewable natural gas plants and the most landfill gas-to-electricity plants in North America. WM's fleet includes nearly 11,000 natural gas trucks – the largest heavy-duty natural gas truck fleet of its kind in North America. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

Forward-Looking Statements

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements under the headings “Revised 2023 Outlook” and “Sustainability Growth Program Update” and all statements regarding future performance or financial results of our business; pricing results and margin expansion; commodity price trends and assumptions; cost optimization and efficiencies; future volumes; future execution of and investment in strategic priorities, including sustainability projects; and timing, outcomes and benefits from investment in strategic priorities. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to failure to implement our optimization, automation, growth, and cost savings initiatives and overall business strategy; failure to obtain the results anticipated from strategic initiatives, investments, acquisitions or new lines of business; failure to identify acquisition targets, consummate and integrate acquisitions; environmental and other regulations, including developments related to emerging contaminants, gas emissions, renewable energy and environmental, social, and governance (“ESG”), performance and disclosure; significant environmental, safety or other incidents resulting in liabilities or brand damage; failure to obtain and maintain necessary permits due to land scarcity, public opposition or otherwise; diminishing landfill capacity, resulting in increased costs and the need for disposal alternatives; failure to attract, hire and retain key team members and a high quality workforce; increases in labor costs due to union organizing activities or changes in wage and labor related regulations; disruption and costs resulting from extreme weather and destructive climate events; failure to achieve our sustainability goals or execute on our sustainability-related strategy and initiatives; public health risk, increased costs and disruption due to a future resurgence of pandemic conditions and restrictions; macroeconomic conditions, geopolitical conflict and market disruption resulting in labor, supply chain and transportation constraints, inflationary cost pressures and fluctuations in commodity prices, fuel and other energy costs; increased competition; pricing actions; impacts from international trade restrictions; competitive disposal alternatives, diversion of waste from landfills and declining waste volumes; weakness in general economic conditions and capital markets, including potential for an economic recession; instability of financial institutions; adoption of new tax legislation; fuel shortages; failure to develop and protect new technology; failure of technology to perform as expected; failure to prevent, detect and address cybersecurity incidents or comply with privacy regulations; negative outcomes of litigation or governmental proceedings; and decisions or developments that result in impairment charges. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, for additional information regarding these and other risks and uncertainties applicable to its business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

Non-GAAP Financial Measures

To supplement its financial information, the Company has presented, and/or may discuss on the conference call, adjusted earnings per diluted share, adjusted net income, adjusted income from operations, adjusted operating EBITDA, adjusted operating EBITDA margin, adjusted operating expenses, adjusted SG&A expenses, and free cash flow, as well as projections of adjusted operating EBITDA and free cash flow. All of these items are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) financial measures the Company uses in the management of its business and (ii) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations.

In addition, the Company’s projected future operating EBITDA is anticipated to exclude the effects of other events or circumstances that are not representative or indicative of the Company’s results of operations. Such excluded items are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, and other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of such projection to the comparable GAAP measure.

The Company discusses free cash flow and provides a projection of free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected adjusted operating EBITDA. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

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WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating revenues	$5,119	$5,027	$10,011	$9,688
Costs and expenses:
Operating	3,186	3,142	6,272	6,045
Selling, general and administrative	467	487	943	978
Depreciation, depletion and amortization	521	508	1,026	990
Restructuring	1	—	4	—
(Gain) loss from divestitures, asset impairments and unusual items, net	—	—	(3)	17
	4,175	4,137	8,242	8,030
Income from operations	944	890	1,769	1,658
Other income (expense):
Interest expense, net	(125)	(93)	(245)	(178)
Equity in net losses of unconsolidated entities	(12)	(17)	(23)	(32)
Other, net	2	(4)	4	(1)
	(135)	(114)	(264)	(211)
Income before income taxes	809	776	1,505	1,447
Income tax expense	196	189	360	346
Consolidated net income	613	587	1,145	1,101
Less: Net income attributable to noncontrolling interests	(2)	—	(3)	1
Net income attributable to Waste Management, Inc.	$615	$587	$1,148	$1,100
Basic earnings per common share	$1.52	$1.42	$2.82	$2.65
Diluted earnings per common share	$1.51	$1.41	$2.81	$2.64
Weighted average basic common shares outstanding	405.9	414.4	407.4	415.0
Weighted average diluted common shares outstanding	407.7	416.4	409.1	417.0

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$144	$351
Receivables, net	2,846	2,752
Other	490	448
Total current assets	3,480	3,551
Property and equipment, net	15,917	15,719
Goodwill	9,399	9,323
Other intangible assets, net	809	827
Other	2,009	1,947
Total assets	$31,614	$31,367
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$3,738	$3,980
Current portion of long-term debt	513	414
Total current liabilities	4,251	4,394
Long-term debt, less current portion	14,855	14,570
Other	5,580	5,539
Total liabilities	24,686	24,503
Equity:
Waste Management, Inc. stockholders’ equity	6,909	6,849
Noncontrolling interests	19	15
Total equity	6,928	6,864
Total liabilities and equity	$31,614	$31,367

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Consolidated net income	$1,145	$1,101
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,026	990
Other	163	105
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(260)	109
Net cash provided by operating activities	2,074	2,305
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(118)	(10)
Capital expenditures	(1,180)	(968)
Proceeds from divestitures of businesses and other assets, net of cash divested	46	11
Other, net	(87)	(133)
Net cash used in investing activities	(1,339)	(1,100)
Cash flows from financing activities:
New borrowings	11,356	5,360
Debt repayments	(11,074)	(4,683)
Common stock repurchase program	(620)	(520)
Cash dividends	(572)	(544)
Exercise of common stock options	25	21
Tax payments associated with equity-based compensation transactions	(28)	(35)
Other, net	(6)	(6)
Net cash used in financing activities	(919)	(407)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	2	1
(Decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(182)	799
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	445	194
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$263	$993

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Commercial	$1,424	$1,355	$2,836	$2,642
Industrial	974	942	1,907	1,778
Residential	866	832	1,720	1,637
Other collection	191	181	363	334
Total collection	3,455	3,310	6,826	6,391
Landfill	1,265	1,194	2,417	2,245
Transfer	585	554	1,125	1,040
Recycling	370	468	728	921
Other	653	596	1,266	1,171
Intercompany (a)	(1,209)	(1,095)	(2,351)	(2,080)
Total	$5,119	$5,027	$10,011	$9,688

Internal Revenue Growth

	Period-to-Period Change for the Three Months				Period-to-Period Change for the Six Months
	Ended June 30, 2023 vs. 2022				Ended June 30, 2023 vs. 2022
		As a % of		As a % of		As a % of		As a % of
		Related		Total		Related		Total
	Amount	Business(b)	Amount	Company(c)	Amount	Business(b)	Amount	Company(c)
Collection and disposal	$243	5.8%			$487	6.0%
Recycling and WM Renewable Energy(d) (e)	(150)	(28.7)			(291)	(28.4)
Energy surcharge and mandated fees(e) (f)	(60)	(20.4)			(16)	(3.2)
Total average yield(g)			$33	0.6%			$180	1.8%
Volume			9	0.2			64	0.7
Internal revenue growth			42	0.8			244	2.5
Acquisitions			63	1.2			106	1.1
Divestitures			(2)	—			(4)	—
Foreign currency translation			(11)	(0.2)			(23)	(0.3)
Total			$92	1.8%			$323	3.3%

	Period-to-Period Change for the Three Months Ended June 30, 2023 vs. 2022		Period-to-Period Change for the Six Months Ended June 30, 2023 vs. 2022
	As a % of Related Business(b)		As a % of Related Business(b)
	Yield	Volume	Yield	Volume(h)
Commercial	6.8%	(1.0)%	7.0%	(1.0)%
Industrial	7.3	(2.5)	8.6	(2.2)
Residential	6.8	(4.1)	6.2	(3.5)
Total collection	6.6	(1.8)	6.9	(1.4)
MSW	6.0	3.9	5.8	3.3
Transfer	7.5	(1.8)	8.1	(0.1)
Total collection and disposal	5.8%	0.2%	6.0%	0.5%

(a)	Intercompany revenues between lines of business are eliminated in the Condensed Consolidated Financial Statements included herein.
(b)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.
(c)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.
(d)	Includes combined impact of commodity price variability in both our recycling and WM Renewable Energy businesses, as well as changes in fees in our recycling business.
(e)	Beginning in 2023, Recycling and WM Renewable Energy includes changes in our revenue attributable to our WM Renewable Energy business. Previously these changes in revenues were included in fuel surcharges and mandated fees. We have revised our prior year results to conform with the current year presentation.
(f)	Our energy surcharge was revised in the second quarter of 2023 to incorporate market prices for both diesel and compressed natural gas.
(g)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.
(h)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Supplemental Data

Internalization of waste, based on disposal costs	68.8%	68.7%	68.6%	68.6%

Landfill depletable tons (in millions)	31.8	32.7	61.1	61.8

Acquisition Summary(a)

Gross annualized revenue acquired	$93	$—	$111	$3

Total consideration, net of cash acquired	84	—	118	6

Cash paid for acquisitions consummated during the period, net of cash acquired	80	—	111	5

Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	84	6	118	10

Landfill Depletion and Accretion Expenses:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Landfill depletion expense:
Cost basis of landfill assets	$156	$152	$298	$286
Asset retirement costs	32	36	68	69
Total landfill depletion expense(b)	188	188	366	355
Accretion expense	33	27	65	55
Landfill depletion and accretion expense	$221	$215	$431	$410

(a)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.
(b)	The increase in landfill depletion for the first half of 2023, as compared with the prior year period, was primarily driven by the reopening of previously closed landfill in our East Tier.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30, 2023
	Income from	Pre-tax	Tax		Net	Diluted Per
	Operations	Income	Expense		Income(a)	Share Amount
As reported amounts	$944	$809	$196		$615	$1.51
Adjustments:
Labor dispute	1	1	—		1	—
Restructuring	1	1	—		1	—
As adjusted amounts	$946	$811	$196	(b)	$617	$1.51
Depreciation and amortization	521
Adjusted operating EBITDA	$1,467

	Three Months Ended June 30, 2022
	Income from	Pre-tax	Tax		Net	Diluted Per
	Operations	Income	Expense		Income(a)	Share Amount
As reported amounts	$890	$776	$189		$587	$1.41
Adjustments:
Enterprise resource planning system implementation-related costs	13	13	4		9
Advanced Disposal integration-related costs	4	4	1		3
	17	17	5		12	0.03
As adjusted amounts	$907	$793	$194	(b)	$599	$1.44
Depreciation and amortization	508
Adjusted operating EBITDA	$1,415

(a)	For purposes of this press release table, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”
(b)	The Company calculates its effective tax rate based on actual dollars. When the effective tax rate is calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount, differences occur due to rounding, as these items have been rounded in millions. The second quarter 2023 and 2022 adjusted effective tax rates were 24.2% and 24.3%, respectively.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

	Three Months Ended
	June 30, 2023		June 30, 2022
		As a % of		As a % of
	Amount	Revenues	Amount	Revenues
Adjusted Operating Expenses and Adjusted Operating Expenses Margin

Operating revenues, as reported	$5,119		$5,027

Operating expenses, as reported	$3,186	62.2%	$3,142	62.5%
Adjustment:
Labor dispute	(1)		—
Advanced Disposal integration-related costs	—		(3)
Adjusted operating expenses	$3,185	62.2%	$3,139	62.4%

	Three Months Ended
	June 30, 2023		June 30, 2022
		As a % of		As a % of
	Amount	Revenues	Amount	Revenues
Adjusted SG&A Expenses and Adjusted SG&A Expenses Margin

Operating revenues, as reported	$5,119		$5,027

SG&A expenses, as reported	$467	9.1%	$487	9.7%
Adjustments:
Enterprise resource planning system implementation-related costs			(13)
Advanced Disposal integration-related costs			(1)
Adjusted SG&A expenses			$473	9.4%

2023 Projected Free Cash Flow Reconciliation(a)	Scenario 1	Scenario 2
Net cash provided by operating activities	$4,500	$4,650
Capital expenditures to support the business	(1,975)	(2,075)
Proceeds from divestitures of businesses and other assets, net of cash divested	50	100
Free cash flow without sustainability growth investments	$2,575	$2,675
Capital expenditures - sustainability growth investments	(900)	(900)
Free cash flow	$1,675	$1,775

(a)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2023. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

WASTE MANAGEMENT, INC.

SUPPLEMENTAL INFORMATION PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY

(In Millions)

(Unaudited)

Diversity in the structure of recycling contracts results in different accounting treatment for commodity rebates. In accordance with revenue recognition guidance, our Company records gross recycling revenue and records rebates paid to customers as cost of goods sold. Other contract structures allow for netting of rebates against revenue.

Additionally, there are differences in whether companies adjust for accretion expense in their calculation of EBITDA. Our Company does not adjust for landfill accretion expenses when calculating operating EBITDA, while other companies do adjust it for the calculation of their EBITDA measure.

The table below illustrates the impact that differing contract structures and treatment of accretion expense has on the Company’s adjusted operating EBITDA margin results. This information has been provided to enhance comparability and is not intended to replace or adjust GAAP reported results.

	Three Months Ended
	June 30, 2023		June 30, 2022
	Amount	Change in Adjusted Operating EBITDA Margin	Amount	Change in Adjusted Operating EBITDA Margin
Recycling commodity rebates	$149	0.8%	$229	1.4%
Accretion expense	$33	0.7%	$27	0.6%

	Six Months Ended
	June 30, 2023		June 30, 2022
	Amount	Change in Adjusted Operating EBITDA Margin	Amount	Change in Adjusted Operating EBITDA Margin
Recycling commodity rebates	$290	0.8%	$452	1.3%
Accretion expense	$65	0.7%	$55	0.6%